Exhibit 10.21

DISCLOSURE OF CASH AWARDS, NEW SALARIES AND TARGETS FOR CASH BONUSES FOR EXECUTIVE OFFICERS:

Set forth below are compensatory arrangements as of August 8, 2006, applicable to the Company's current executive officers who will be named in the summary compensation table of the Company's proxy statement for the 2006 annual meeting of shareholders (Named Executive Officers). These arrangements are in addition to the various other compensatory plans, contracts, and agreements in which the Company's Named Executive Officers participate and which are incorporated by reference to this Annual Report on Form 10-K for the year ended June 30, 2006.

ANNUAL BASE PAY

Stephen M. Lacy, President and Chief Executive Office-$810,000; John H. Griffin, Jr., President-Publishing Group-$625,000; Paul A. Karpowicz, President-Broadcasting Group-$600,000; John S. Zieser, Vice President-Corporate Development, General Counsel and Secretary-$520,000; and Suku V. Radia, Vice President-Chief Financial Officer-$500,000.

2007 AWARDS

For fiscal 2007, the Compensation Committee fixed targets for cash bonuses ranging from 50 percent to 250 percent of base salary for the President and Chief Executive Officer and 30 percent to 175 percent of base salary for the other executives. The President and Chief Executive Officer's bonus is 100 percent based on earnings per share and cash flow; the other executives' bonuses are 85 percent based on earnings per share, cash flow, and other quantifiable financial criteria and 15 percent based on certain qualitative standards.

PERQUISITES

In addition, executive officers receive company-paid premiums on term life and long-term disability insurance policies and professional fee reimbursement for tax and estate planning.